Exhibit 10.2

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT, dated as of March 30, 2023, is by and between Navidea 4995 Bradenton Avenue Suite 240 Dublin, OH 43017 (the “Company”) , and G2G Ventures with an address at: 1746 Cole Blvd Building 21, Suite 300 Lakewood, Co 80401-3208 (the “Consultant”).

All references herein to the Company shall include any successor-in-interest to the Company. In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, the parties agree as follows:

1. Services. The Consultant and its assigned staff shall provide the services (the “Services”) as agreed to by Consultant and the Company in writing in one or more statements of work (“Statements of Work”), each substantially in the form of Exhibit A hereto. All items prepared or originated in connection with the Services, in whatever medium (including but not limited to prototypes, drawings and documentation) and any ideas, designs, techniques, inventions, discoveries, improvements, information, creations, software, and any other items discovered, prepared or developed by Consultant in connection with the provision of Services (collectively referred to herein as the “Work Product”) shall be the sole and exclusive property of Company and shall be deemed work made for hire. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product which is solely or jointly conceived, made, reduced to practice or learned by Consultant in the course of performing the Services for Company. To the extent such Work Product is not considered work made for hire, Consultant agrees to and does hereby irrevocably assign to Company all right, title and interest in and to the Work Product and all applicable Intellectual Property Rights (defined below) therein and thereto. Consultant retains no rights to use the Work Product and agrees not to challenge the validity of Company’s ownership in the Work Product. Company shall have the right, at its own expense, and solely in its own name, to apply for, prosecute and defend its rights in the Work Product. Consultant shall, at the request of Company, perform all acts reasonably necessary to assist Company in perfecting and defending Company’s ownership interest in the Work Product, including, without limitation, aiding in any application for registration and protection of Intellectual Property Rights (defined below). “Intellectual Property Rights” shall mean all trade secret, patent, copyright, trademark, trade name, service mark and other intellectual property rights throughout the world.

2. Fees. Services to be performed, compensation rates and allowable expenses will be specified in the applicable Statement of Work signed by the Company and the Consultant. Payment for services rendered will be made by the Company monthly. The Company shall not be responsible for Consultant’s travel or any other expenses incident to said services unless approved by the Company in writing prior to Consultant incurring the expense.

3. Relationship of the Parties. Consultant’s relationship with the Company shall be that of an independent Consultant and not that of an employee. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Consultant for taxes, which shall be Consultant’s responsibility. Neither party shall have any authority to enter into contracts that bind the other party or create obligations on the part of the other party without the express prior authorization of the other party. Company has no obligation to provide, and shall not provide, disability or unemployment compensation insurance, workers compensation insurance or benefits, or any other employment benefit. Consultant acknowledges and agrees that Consultant is not entitled to workers' compensation benefits and that the Consultant is obligated to pay federal and state income tax on any moneys earned pursuant to this Agreement.

4. Confidential Information.

4.1. By virtue of this Agreement, Consultant may have access to and/or otherwise become aware of the Company’s information that is confidential and/or proprietary. For purposes of this Agreement, “Confidential Information” shall mean all tangible and intangible information including, without limitation: (a) information relating to the research, development, products, services, trade secrets, technology, technology architecture, business models, processes, drawings, inventions, know-how, techniques, design details and specifications, software, source code, algorithms, data, schematics, development plans, business plans, marketing or selling plans, suppliers, customers, licensing and/or distribution arrangements, prices, costs, finances, or personnel data related to the actual or planned business affairs of the Company (including any such information that Consultant may have created in the course of its performance of work hereunder); and (b) any information of or relating to any third-party person or entity that supplies technology or other information to the Company that Consultant obtains in connection with its work for the Company.

4.2. Consultant agrees not to use any Confidential Information other than as required in order for Consultant to perform its obligations to the Company under this Agreement and any applicable Statement of Work. Without limiting the scope of this duty, Consultant agrees not to use any Confidential Information for its own benefit or for the benefit of anyone other than the Company, and Consultant agrees not to design or manufacture any products, which incorporate any Confidential Information. Consultant agrees not to disclose any Confidential Information to anyone other than its employees or agents who have a need to know and who are bound to protect the Confidential Information from unauthorized use and disclosure and who agree to take all reasonable precautions to prevent its unauthorized use or disclosure, both during and after the term of this Agreement.

4.3. The restrictions of this Agreement on use and disclosure of Confidential Information shall not apply to information that: (i) is or becomes generally known or available to the public (through no fault of Consultant or its employees or agents); (ii) is rightfully in the Consultant's possession, or known by it, free of any obligation of confidence, prior to the Company's communication thereof; (iii) is rightfully obtained by Consultant from third parties authorized to make such disclosure without restriction; or (iv) is developed by Consultant independently of and without reference to any of the Company’s Confidential Information or other information that the Company disclosed in confidence to any third party. Consultant may disclose Confidential Information if required by any judicial or governmental request, requirement or order, so long as Consultant takes reasonable steps to give the Company sufficient prior notice in order to allow the Company to contest such request, requirement or order.

5. Termination. Termination of this agreement requires mutual consent from both the Company and G2G Ventures. Cancellation notice must be provided to G2G Ventures 90 days or agreed to by both parties prior to cancellation. Any accrued expenses and bonus opportunities must be paid to G2G Ventures on the final day of the contract.

6. Warranties and Representations. Consultant warrants and represents to the Company that the Services provided hereunder will be performed in a professional manner, consistent with industry performance, and the Services and Work Product will conform to any specifications described in Exhibit A, and will be fit and sufficient for the purposes expressed in or reasonably inferred from this Agreement. Consultant further warrants and represents to the Company that, at all times relevant, Consultant is not encumbered by any third party, via agreement, employment or other legal relationship (past or present) or otherwise, to provide all Work Product required under this Agreement as works-made-for-hire or to assign (or license, as applicable) to the Company the rights in such Work Product as set forth in this Agreement. Consultant further warrants and represents to the Company that all Work Product provided by Consultant does not infringe any patents, copyrights, mask work rights, trade secret rights, trademark or trade dress rights, or any other proprietary rights of others (including but not limited to moral rights or rights of privacy or publicity) of any third party, worldwide as the Work Product is used under the terms of this Agreement.

7. Indemnification. Consultant agrees to agrees to indemnify, defend and hold harmless the Company, its affiliates, and their officers, directors and/or employees from any and all claims, demands, litigation, expenses or liabilities (including costs and attorneys’ fees) of every kind and character arising from or incident to (a) any breach of the terms of this Agreement by Consultant; (b) the performance of the Services by Consultant directly or indirectly with patients, assigned staff or the general public; (c) any acts or omissions of Consultant hereunder; or (d) any claim that the Work Product infringes upon any copyright, trademark, patent or other intellectual property rights.

8. Insurance. Consultant shall, at its sole cost and expense, maintain appropriate insurance with Commercial General Liability Broad Form Coverage, including Contractual Liability, Contractor’s Protective Liability and Personal Injury/Property Damage Coverage in a combined single limit of not less than $2,000,000. If required by applicable law, Consultant shall also maintain, at its own expense, disability, workers compensation and unemployment compensation insurance. Consultant shall also obtain, at its own expense, all required licenses and permits, and shall pay all taxes for, Consultant, Consultant’s employees, and Consultant’s subcontractors. A Certificate of Insurance indicating such coverage shall be delivered to Company upon request. The Certificate shall indicate that the policy will not be changed or terminated without at least ten (10) days prior notice to Company, shall name Company as an additional named insured and shall also indicate that the insurer has waived its subrogation rights against Company.

9. Safety, Health and Accident Reports: The safety and health of Consultant, Consultant’s employees and agents brought on Company’s premises will be the sole responsibility of Consultant. Consultant will comply with all local, state, and federal environmental, health and safety requirements, including those relating to the transportation, use and handling of hazardous material. Consultant will report all accidents, injury-inducing occurrences or property damage arising from the performance of Services as soon as reasonably practical. Company will have the right to receive, at its request, copies of any reports filed with Consultant’s insurer or others. Consultant’s employees and agents on Company’s premises will comply with all plant rules and regulations

10. Compliance With Laws: Consultant will, at its expense, obtain all permits and licenses, pay all fees, and comply with all federal, state and local laws, ordinances, rules, regulations and orders applicable to Consultant's performance under this Agreement.

11. Notices. All notices, requests and other communications called for by this Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, to the notified party at the addresses set forth above in the introduction or to such other addresses as either party shall specify in writing to the other.

12. Governing Law. The validity, performance and construction of this Agreement shall be governed by the laws of the Colorado, without reference to any choice of law principles.

13. Amendments. Any amendment to this Agreement must be in writing and signed by the Company and Consultant.

14. Integration Clause. This Agreement constitutes the entire agreement and supersedes any prior understandings or agreements between the Company and Consultant concerning the subject matter of this Agreement.

15. Survival of Terms. All of the provisions of this Agreement shall survive termination except for Sections 1 (Services) and 2 (Fees).

16. Non-Solicitation. Consultant hereby agrees that during the term of this Agreement and for a period of one year thereafter, Consultant will not, without the Company’s prior written approval, directly or indirectly: (i) hire any employee or consultant of the Company or recruit, solicit or knowingly induce, or attempt to induce, any employee or consultant of the Company to terminate his or her employment or consulting relationship with, or otherwise cease his relationship with, the Company; (ii) solicit, divert or take away, or attempt to divert or to take away, the business, patronage, patients or prospective patients as well as any of the partners, suppliers, clients, customers or accounts, or prospective partners, suppliers, clients, customers or accounts, of the Company. Violation of this provision shall, in addition to other relief, include injunctive prohibition of such solicitation and/or interference. Consultant acknowledges and agrees that the foregoing restrictions have been fully negotiated and are reasonable in duration and scope including geographic area and are necessary to protect the Company’s legitimate business interests and trade secrets and are fully enforceable in accordance with the Colorado Revised Statutes Section 8-2-113(2)(b) and (d).

17. Counterparts. This Agreement may be executed in counterparts and by facsimile or electronic pdf signatures, each of which shall be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

This Agreement is executed as an instrument under seal and the foregoing is agreed as evidenced by the authorized signatures of the parties below.

COMPANY
By:	/s/ John K. Scott, Jr.
Name:	John K. Scott, Jr.
Its:	Vice-Chairman of the Board of Directors

CONSULTANT
By:	/s/ Joshua M. Wilson
Name:	G2G Ventures

EXHIBIT A

STATEMENT OF WORK

THIS STATEMENT OF WORK (“Statement of Work”) is executed by and between the undersigned parties pursuant and subject to the terms and conditions of that certain Consulting Services Agreement between the parties dated as of March 30, 2023 (“Agreement”).

Unless otherwise defined herein, capitalized terms shall have the definitions indicated in the Agreement.

1. Effective Date: Date of Statement of Work is to be effective (“Effective Date”): March 30, 2023

2. Project Description: The Consultant will provide the following services to the Company as needed:

●	Executive Management- Develop key 1-, 3- and 5-year strategies aligned with Shareholder and Stakeholder value
●	Board of Directors: Coordinate Board packet and material preparation with Navidea team including board meeting facilitation and attendance.
●	Company Earnings Calls: Coordinate Earnings Packet and scripting prepared by Navidea team including earnings call presentation.
●	Management team support: Provide direct support to the Company management team associates, including developing key performance drivers aligned with Company Top Priorities
●	Business Development: Manage key Company partnerships, prospects and opportunities in a standardized and structured system that allows relationship integrity to grow and be tracked for Company benefit
●	Financial Analysis and Reporting- Model creation and management, enhanced reporting and dashboard creation, BOD and Management team reports, budgeting and covenant tracking/performance
●

Investor Relations:  Support the creation of a formal IR department or vendor support equivalent, drive the creation of presentation material, financial analysis and forecasting needed for regular investor cadence and press release generation

●	G2G Ventures Team access: The G2G Ventures consulting team will be available as needed over the course of the engagement.

3. Term of Project: Maturity March 30, 2024

4. Compensation:

o	Consultant will be paid a monthly retainer of $50,000 USD.
o	Any expenses incurred by the Consultant will be submitted for full reimbursement within 30-days of the incurred expense

5. Assigned Staff: The staffing for the Project shall be as follows: As mutually agreed by the Company and the Consultant from time to time.

5.1 No change or substitution in staffing shall be made without prior written approval by the Company.

In Witness Whereof, the parties have executed this Statement of Work as of the Effective Date indicated above.

COMPANY
By:
Name:
Its:

CONSULTANT
By:
Name:	G2G Ventures